Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-135035 and 333-136875) of New England Bancshares, Inc., of our report dated June 10, 2010, on the consolidated balance sheets of New England Bancshares, Inc. and Subsidiaries as of March 31, 2010 and 2009, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for the years then ended, appearing in the Annual Report on Form 10-K for New England Bancshares, Inc. for the fiscal year ended March 31, 2010.

SHATSWELL, MacLEOD & COMPANY, P.C.

West Peabody, Massachusetts
June 24, 2010